Exhibit 10.11

ALLIANT ENERGY CORPORATION
20__ EXECUTIVE SHORT-TERM INCENTIVE PLAN

PLAN OBJECTIVES
Alliant Energy Corporation’s (“Company”) compensation philosophy is designed to foster a high-performance culture and reward employees competitively. This is accomplished through competitive total rewards programs, including base salary and incentive pay, which align employees’ interests with those of our company, our shareowners, and our customers. The Company’s management team believes short-term incentives play a crucial role in employees’ total compensation, and drive the results and successes of the company.

The Executive Short-Term Incentive (“EXEC STI”) Plan aims to engage executives and reward exceptional performance. It provides annual cash awards based on the achievement of company financial, strategic, and operational goals, as well as individual executive performance goals.

PLAN YEAR
The plan year is from ____________ to ____________ (“Plan Year”).

INCENTIVE TARGETS
Each executive is assigned a target incentive percent. The target incentive percentages for executive officers of the company are determined by the Compensation and Personnel Committee (“CPC”) of the Company’s Board of Directors. The target incentive percentages for all other participants in the EXEC STI Plan are determined by the Company’s Chief Executive Officer.

SHORT-TERM INCENTIVE POOL
The short-term incentive pool varies from __ percent to __ percent of the total incentive targets. The funding level of the pool is determined by the achievement of corporate results at the end of the Plan Year.

CORPORATE PERFORMANCE MEASURES
The EXEC STI Plan uses corporate performance measures to calculate incentive pay awards. These include:

Corporate Financial Metric
•Consolidated earnings per share (EPS) from Continuing Operations

Corporate Customer Metrics
•Customer Experience
•SAIDI
•SAIFI

Corporate Environmental Metric
•Environmental

Corporate Safety Metric
•Safety

FUNDING OF THE POOL
The incentive pool is funded based on the achievement the corporate performance measures.

The CPC in consultation with Management, has the discretion to hold back a percentage of the incentive plan funding pool to enable recognition of significant accomplishments and performance. If such discretion is exercised, the corporate performance will be reduced to offset positive discretion applied to Executives to ensure that the aggregate payments under the plan do not exceed approved aggregate funding levels.

INDIVIDUAL INCENTIVE PLAN GOALS
Executive performance is a factor in determining executive incentive awards. Each year, goals are set for the executive team that are tied to the execution of the strategic plan. At the end of the Plan Year, performance against these goals and modeling of corporate values is assessed and an individual performance modifier is determined. The individual performance modifier is used in the calculation of the executive’s incentive pay. The CPC determines the individual performance modifier for Executive Officers and the CEO determines the individual performance modifier for non-executive officers.

PAYMENT OF INCENTIVE PAY AWARD EARNED
Following the end of the Plan Year, individual performance is evaluated, and Company results are compiled and audited. The results achieved by the Company determine whether the incentive pay pool will be funded and at what level. Individual results achieved are factored into the final incentive pay award earned if the incentive pay pool is funded.

The full range of the incentive pay award for an individual is __% to __% of their target incentive pay percent. This award range is based upon the calculation of the short-term incentive award factors, including corporate and individual performance measures.

PLAN ADMINISTRATION
The CPC has the right to amend or terminate the EXEC STI Plan at any time.

Nothing contained in this EXEC STI Plan shall:
1.confer upon any employee any right with respect to continuation of employment with the Company;
2.interfere in any way with the right of the Company to terminate employment at any time; or
3.confer upon any employee or any other person any claim or right to any distribution under the EXEC STI Plan except in accordance with its terms.

No right or interest of any participant in the EXEC STI Plan shall, prior to actual payment or distribution to such participant, be assignable or transferable in whole or in part, either voluntarily or by operations of law or otherwise, or be subject to payment of debts of any participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

Eligibility
To be eligible to participate in the EXEC STI Plan, an employee must satisfy all the following criteria:
1.Employed in one of the following entities:
a.Interstate Power and Light Company (IPL); or
b.Wisconsin Power and Light Company (WPL); or
c.Alliant Energy Corporate Services, Inc. (ServCo)
2.The position the employee holds is not classified as fixed term
3.The position is in the E0 Executive grade or is identified as an executive officer
4.Not involuntarily termed prior to payment date (except for termination reason “Elimination of Position”)
5.Classified in an employee status of:
a.“Active Employee” (whether full time or part time) on the payout date; or
b.Terminated during the Plan Year with reason of “Elimination of Position”; or
c.Terminated during the Plan Year with reason of “Retirement”; or
d.Terminated due to participant death; or
e.Employees on Military Leave.

“Retirement” shall mean the Employee’s employment terminates (other than for Cause as defined in the Alliant Energy Corporation 2020 Omnibus Incentive Plan) after he or she has reached age 55 and the Employee’s age, in whole years, added to the number of whole years of the Employee’s continuous employment with the Company total 65 or more.

Timing of Payment
Eligible participants will receive payment of award no later than March 15 following the end of the Plan Year (except those who are Active Employees, who may receive payment after March 15), unless such payment is deferred in accordance with the terms of the Alliant Energy Deferred Compensation Plan. Goal achievement and incentive pay pool funding is subject to approval by the CPC. All awards from the EXEC STI Plan are subject to state and federal taxes and social security withholdings. EXEC STI Plan awards are not 401(k) eligible.

Calculation of Payment
Incentive pay awards are calculated based upon the participant’s base salary paid during the Plan Year. For the Plan Year, this would include base pay from the twenty-six paychecks. The short-term incentive target percentage is based on the target as of the end of the Plan Year. There are limited exceptions as described below.

New Hires and Promotions
With appropriate governance, there can be discretion to use base salary for participants who were new to the Plan after the start of the Plan Year. This serves as a recruitment tool to compensate for any incentive lost from their prior employer or to recognize contributions by employees who have been in an acting role for an eligible position for most of the Plan Year.

Mid Plan year changes in Incentive Targets
Employees participate in the short-term incentive plan in which they are eligible at the end of the Plan Year. If an employee has a change in their short-term incentive level in the middle of a Plan Year, the employee may receive an award on a pro rata basis for time worked under each plan during the Plan Year at the discretion of the appropriate governance.

Long Term Disability
If an employee’s status changes from Active to Leave of Absence with reason of Long-Term Disability during the Plan Year, the employee's award will be calculated based on the base pay earned while their status was Active.

Military Leave
Employees on Military Leave are entitled to a full award, regardless of the duration of their leave, and will receive their award on the payout date.

CLAW-BACK PROVISION
Incentive pay awards shall be subject to potential cancellation, rescission, payback, recoupment or other action in accordance with the terms of any Company Clawback policy (the “Clawback Policy”), as then in effect and as it may be amended from time to time, to the extent the Clawback Policy applies to the incentive pay award. The Company will not indemnify the Employee with respect to any amounts recovered under the Clawback Policy, notwithstanding the terms of any indemnification or insurance policy, any contractual arrangement or any provision in the Company’s bylaws that may be interpreted to the contrary.
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